Exhibit 99.1
To: Members of the Board of Directors and Executive Officers of Bread Financial Holdings, Inc.
From: Tracy A. Crum, VP and Assistant General Counsel
Date: August 8, 2023

Notice of Blackout Period and Regulation BTR Trading Restrictions
As a director or executive officer of Bread Financial Holdings, Inc. (the “Company”), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR as promulgated by the Securities and Exchange Commission, which prohibit certain transactions involving equity securities of the Company during benefit plan “blackout” periods. Please note the following in connection with the upcoming blackout period:

Reason for the Blackout Period. The blackout period is being imposed due to the transition of certain services relating to the Bread Financial 401(k) Plan (the “Plan”), including trustee and recordkeeping functions, from Principal Financial Group to T. Rowe Price.
Length of the Blackout Period. The blackout period is expected to commence at 4:00 pm ET on September 8, 2023, and end on or before October 13, 2023. We will notify you of any changes that affect the dates of the blackout period.

Impact on Plan Participants. During the blackout period, participants in the Plan will be unable to make any changes to their accounts such as directing or diversifying investments in individual accounts (including investments in the Company’s common stock) or obtaining a loan or distribution from the Plan.

Restrictions on Directors and Executive Officers During the Blackout Period. During the blackout period, you will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. These restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any equity security of the Company (or derivative securities of those equity securities) acquired in connection with your service as a director or employment as an executive officer of the Company.

Please note the following:
•This prohibition also applies to any transaction in which you have a direct or indirect pecuniary interest, such as transactions by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

•Any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

•Under the law, any profit realized by a director or executive officer from any purchase, sale or other transfer of any equity securities of the Company in violation of these blackout period restrictions will result in the profit inuring to and being recoverable by the Company, regardless of your reason for entering into the transaction.

If you have any questions regarding this Notice, please contact me at (214) 494-3000 or by mail at Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

© 2023 Bread Financial | Confidential & Proprietary. For internal use only.